SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. 1)

       Filed  by  Registrant  [x]

       Filed  by  a  Party  other  than  the  Registrant  [  ]

       Check  the  appropriate  box:

       [  ]    Preliminary  Proxy  Statement


       [X]     Definitive  Proxy  Statement


                                WORLDWATER CORP.
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                (Name of Registrant as Specified In Its Charter)

                     BOARD OF DIRECTORS OF WORLDWATER CORP.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

       [x]    No  fee  required.

       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title  of  each  class  of  securities  to  which  transaction  applies:

          -
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(2)     Aggregate  number  of  securities  to  which  transaction  applies:

         -
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(3)     Per  unit  price  or  other  underlying  value  of  transaction computed pursuant  to  Exchange  Act  Rule  0-11:(1)


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(4)     Proposed  maximum  aggregate  value  of  transaction:

        -
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(5)     Total  Fee  Paid:

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        [  ]     Fee  paid  previously  with  preliminary  materials:

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[  ]     Check  box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount  Previously  Paid:

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(2)     Form,  Schedule  or  Registration  Statement  No:

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(3)     Filing  Party:

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(4)     Date  Filed:

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(5)     Set forth the amount on which the filing fee is calculated and state how it  was  determined.

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


                                WORLDWATER CORP.

                         IMPORTANT NOTE TO SHAREHOLDERS



I am writing this note to accompany the Proxy document to update you on recent developments and business achievements of our company and to explain the important need for your vote and the return of this Proxy.

WorldWater made a significant advance in alternative energy technology two years ago when we patented electronics which enabled our solar systems to drive motors and water pumps up to 600 horsepower (hp). We were -- and still are -- the only company to attain this power, some 100 times more powerful than other solar pumping systems in the world, which are generally limited to 5 hp. This major breakthrough has put us into the mainstream power delivery business, the only solar company able to meet the high power requirements necessary to operate large irrigation systems, compressor pumps for refrigeration or water and sanitation utility pumps.

A few weeks ago we were granted another patent, which tightens considerably our singular hold on this technology. The new patent is an electronic switching capability which among other things, enables our systems to sense immediately if a power interruption or failure has occurred and to respond immediately by implementing our earlier patent's alternate high power solar system to keep pumps and motors running. In an emergency, such as happened in August in the US Northeast when a power blackout caused massive spills of raw sewage into New York/New Jersey waterways, this quick response (less than one second) is crucial. As we recently testified before the New York City Council -- at their request -- if our systems had been in place at the various water stations, the treatment pumps would not have immediately ceased operations, which caused the spills, but would have continued running at a lower rate until the giant backup generators could come on line. We believe this action would have saved hundreds of millions of dollars in cleanup costs and fish industry losses. In normal times, when not required to take over in an emergency, our solar systems would have been saving the stations most if not all of their electrical usage costs by generating solar electricity and sending it to the utility for storage and later use.

We have in recent months installed systems in California that are currently driving a 50 hp irrigation pump and a 350 hp compressor pump for food processing. We have ongoing contractual activities with the Sacramento Municipal Utility District and a strong sales pipeline of additional farms, wineries and utilities in various stages of the sales curve. We've completed and have in operation a poultry and livestock farm electrification system in New Jersey using our solar system.

Overseas, we have installed numerous systems in several countries but are particularly active in the Philippines, where we have now implemented our proprietary "smart card" as part of an entire community water system we installed on the island province of Cebu. This is believed to be the first joint use of a solar pumping/smart card water delivery and collection system in the world. It makes such economic sense that a commercial bank made a standard loan to the rural community of Ronda to buy the turnkey system from WorldWater. We believe that's another first -- a commercial bank lending money to a rural community for infrastructure building and improvements. It is a turnkey method of operation, involving technology and commercial financing, which could be replicated in rural communities throughout the developing world.

We also have a signed contract with Winrock International, a Washington organization which handles USAID funds for project implementation. We are nearing completion of that contract, the first phase of which is to study water and power delivery on several islands in the southern Philippines.

Our main business concentration is on the US market, however, and the introduction of our new technology in California, New Jersey, New York and Washington, D.C. (for Government contracts) is well underway. With expected new business, we should be able to obtain a line of credit from the banks. In the meantime, however, to maintain our aggressive operations, we may have to go back to the private placement market in order to obtain equity funding -- and for that we need to increase our authorized limit another 35 million shares. We would expect to need only a small percentage of that number in coming months and intend to keep any dilution required to the minimum.

We wish we didn't have to do this at all, but it is the only backup we have until we can open those bank credits which are not now available to us.

To keep this momentum going forward, please sign this Proxy right away and return it in the enclosed envelope. We may not need to use these newly authorized shares, but in case we do, they will be there.

Thank  you  very  much,


Quentin  T.  Kelly
Chairman  and  CEO
WorldWater  Corp.



Pennington, New Jersey
October 3, 2003